Exhibit (a)(1)(I)

Amended and Restated Offer to Purchase for Cash

by

BLUE WOLF MONGOLIA HOLDINGS CORP.

of

Up to 1,467,970 of its Ordinary Shares

at a Purchase Price of $9.97 Per Share

In Connection with its Consummation of a Proposed Business combination

THE OFFER HAS BEEN AMENDED AS DESCRIBED IN THE AMENDED AND RESTATED OFFER TO PURCHASE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 11, 2013, UNLESS THE OFFER IS EXTENDED.

You are urged to review carefully the Amended and Restated Offer to Purchase to determine if you support Blue Wolf Mongolia Holdings Corp.’s proposed acquisition of Li3 Energy, Inc.

If you support Blue Wolf Mongolia Holdings Corp.’s proposed acquisition,

do not tender your Ordinary Shares in this Offer.

July 5, 2013

To Our Clients:

Enclosed for your consideration are the Amended and Restated Offer to Purchase dated July 5, 2013 (the “Offer to Purchase”) and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”, which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company with limited liability (the “Company”), to purchase up to 1,467,970 of its ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $9.97 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $14,635,661, upon the terms and subject to the conditions of the Offer.

The Company’s Offer is conditioned upon, among other things, the number of Ordinary Shares validly tendered and not properly withdrawn being fewer than or equal to 1,467,970 and the Merger Condition (as defined in the Offer to Purchase) having been satisfied. See “The Offer - Conditions of the Offer” in the Offer to Purchase. If more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and the Company does not exercise its right pursuant to the 2% Increase (as defined in the Offer to Purchase) to purchase additional Ordinary Shares, the Company will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) consummate the Transaction (as defined below) in accordance with the terms of the Agreement and Plan of Merger described in the Offer to Purchase.

If the number of Ordinary Shares properly tendered is fewer than or equal to 1,467,970 Ordinary Shares, and the Merger Condition (as defined in the Offer to Purchase) has been satisfied, the Company will, on the terms and subject to the conditions of the Offer, accept for purchase all Ordinary Shares so validly tendered and not properly withdrawn.

Consistent with a condition of the Offer, the Company may need to extend the Offer depending on the timing and process of the Securities and Exchange Commission’s (“SEC”) staff review of the Offer to Purchase and related materials. Ordinary Shares not purchased will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer. See “The Offer - Number of Ordinary Shares; Share Purchase Price; No Proration” and “- Procedures for Tendering Shares” in the Offer to Purchase.

We are the owner of record of Ordinary Shares held for your account. As such, we are the only ones who can tender your Ordinary Shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Ordinary Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

•	The Offer is for a maximum of 1,467,970 Ordinary Shares of the Company.

•	The Offer is for a maximum aggregate Purchase Price of $14,635,661.

•	You may tender your Ordinary Shares at a Purchase Price of $9.97 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•	The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to the Maximum Tender Condition and the Merger Condition (as such terms are defined in the Offer to Purchase) and certain other conditions described in “The Offer - Conditions of the Offer” in the Offer to Purchase.

•	The Offer will expire at 11:59 p.m., New York City time, on Thursday, July 11, 2013, unless the Company extends the Offer, which may depend on the timing and process of SEC review of the Offer to Purchase.

•	You may withdraw your tendered securities at any time prior to 11:59 p.m., on Thursday, July 11, 2013, unless the Company extends the Offer.

•	Tendering shareholders who are registered shareholders or who tender their Ordinary Shares directly to Continental Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions or fees to the Company or solicitation fees under the Offer.

•	You may not tender your Units comprised of Ordinary Shares and Warrants. If you desire to tender the Ordinary Shares included in such Units, you must separate the Ordinary Shares and Warrants prior to tendering the Ordinary Shares.

If you wish to have us tender any or all of your Ordinary Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Ordinary Shares, we will tender all your Ordinary Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Thursday, July 11, 2013, unless the Offer is extended.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Ordinary Shares in any state in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that state. We are not aware of any state in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Ordinary Shares in accordance with the Offer would not be in compliance with the laws of such state. We, however, reserve the right to exclude shareholders in any state in which it is asserted that the Offer cannot lawfully be made or tendered Ordinary Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such state is permitted under Rule 13e-4(f)(9) promulgated under the Securities Exchange Act of 1934, as amended.

The Company’s Offer to Purchase states that it is the intention of the Company to consummate its contemplated business combination through its acquisition of the equity interests in Li3 Energy, Inc., a Nevada corporation, and pursuant to the terms of the transaction, Merger Sub will merge with and into Li3 Energy, Inc., with Li3 Energy, Inc. surviving the merger (the “Transaction”). The Company’s board of directors has unanimously (i) approved making the Offer, (ii) declared the advisability of the Transaction and approved the Agreement and Plan of Merger and the other transactions contemplated by the Agreement and Plan of Merger, and (iii) determined that the Transaction is in the best interests of the Company’s shareholders and, if consummated, would constitute its initial business combination pursuant to its Amended and Restated Memorandum and Articles of Association. If you tender your Ordinary Shares in the Offer, you will not be participating in the Transaction because you will no longer hold such Ordinary Shares in the Company, which will be the public holding company for Li3 Energy, Inc. upon the consummation of the Transaction. See “Price Range of Securities and Dividends” in the Offer to Purchase. Further, if more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and the Company does not exercise its right pursuant to the 2% Increase (as defined in the Offer to Purchase) to purchase additional Ordinary Shares, the Company will not be able to consummate the Transaction, and therefore, the Company’s board of directors unanimously recommends that you do not accept the Offer with respect to your Ordinary Shares . However, shareholders must make their own decision as to whether to tender their Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the Letter of Transmittal, including the Company’s reasons for making the Offer. See “The Transaction-Background of the Transaction” and “The Offer - Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase. The members of the Company’s board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of the Company’s shareholders. See “The Transaction - Certain Benefits of Blue Wolf’s Directors and Officers and Others in the Transaction” in the Offer to Purchase. Shareholders should discuss whether to tender their Ordinary Shares with us or their other financial or tax advisors.

INSTRUCTION FORM WITH RESPECT TO THE

Amended and Restated Offer to Purchase for Cash dated July 5, 2013 by

BLUE WOLF MONGOLIA HOLDINGS CORP.

of

Up to 1,467,970 of its Ordinary Shares

at a Purchase Price of $9.97 Per Share

In Connection with its Consummation of a Proposed Business Combination

The Offer has been amended as described in the

Amended and Restated Offer to Purchase

You are urged to review carefully the Amended and Restated Offer to Purchase to determine if you support Blue Wolf Mongolia Holdings Corp.’s proposed acquisition of Li3 Energy, Inc.

If you support its proposed acquisition, do not tender your Ordinary Shares in this Offer.

The undersigned acknowledge(s) receipt of your letter and the enclosed Amended and Restated Offer to Purchase, dated July 5, 2013 (the “Offer to Purchase”), and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”, which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company with limited liability (the “Company”), to purchase up to 1,467,970 of its ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $9.97 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $14,635,661, upon the terms and subject to the conditions of the Offer. This Offer is conditioned upon, among other things, the number of Ordinary Shares validly tendered and not properly withdrawn being less than or equal to 1,467,970 and the Merger Condition (as defined in the Offer to Purchase) having been satisfied. See “The Offer-Conditions of the Offer” in the Offer to Purchase. If more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and the Company does not exercise its right pursuant to the 2% Increase (as defined in the Offer to Purchase) to purchase additional Ordinary Shares, the Company will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) consummate the Transaction in accordance with the terms of the Agreement and Plan of Merger described in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Ordinary Shares indicated below or, if no number is indicated, all Ordinary Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Ordinary Shares to be tendered by you for the account of the undersigned:

                              Ordinary Shares*

* Unless otherwise indicated, it will be assumed that all Ordinary Shares held by us for your account are to be tendered.

 ☐  The tendered Ordinary Shares represent all Ordinary Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

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